Exhibit (a)(1)(ii)

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ANSELL LIMITED ABN 89 004 085 330

All correspondence to:

Computershare Investor Services Pty Limited

GPO Box 52 Melbourne

Victoria 8060 AUSTRALIA

Inquiries (within United States) 1 800 506 7187

(outside United States) 61 3 9415 4000

Facsimile 61 3 9473 2471

web.queries@computershare.com.au

www.computershare.com

Security Reference Number (SRN)

Use a black pen. Print in CAPITAL letters inside the grey areas.	A	B	C	1	2	3	Where a choice is required, mark the box with an X	☒

Share Offer Acceptance Form - Issuer Sponsored Holders

Do not return this form to Ansell Limited

Please return this form to the mailing address as shown on the reverse side.

The number of Shares that you hold.	A

Accepting the Offer

I/We wish to accept the Offer for:

B	All of my/our Ordinary Shares

☐	Place a mark in this box if you wish sell all of your Ordinary Shares through the Offer.

OR

C	Some of my/our Ordinary Shares

Place the number of Ordinary Shares in the box opposite that you wish to sell through the Offer.

D	Sign Here - This section must be signed for your instructions to be executed.

Please sign within box(es) below. By signing this Acceptance Form, I/we agree as provided on the reverse.

Individual or Securityholder 1	Securityholder 2	Securityholder 3

Sole Director and Sole Company Secretary	Director	Director/Company Secretary

Day	Month	Year

Note: When signed under Power of Attorney, the attorney states that they have not received a notice of revocation. Computershare Investor

Services Pty Limited needs to be provided with a certified copy of the Power of Attorney.

☐☐ /☐☐ /☐☐☐☐

E	Enter your contact details

Please provide a telephone number so that we can reach you during business hours or if we have questions about this form.

Contact Name	Telephone Number—Business Hours / After Hours

(☐☐☐) ☐☐☐☐☐☐☐☐

■	ANN	BBI	See back of form for completion guidelines	+

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1. How to complete this form

Shareholders who wish to tender and sell Ordinary Shares into the Offer must tender an Acceptance Form.

A	Number of Ordinary Shares

This is the total number of Ordinary Shares you hold.

B	All of my/our Ordinary Shares

If you wish to tender all of your Ordinary Shares, please mark this box. For further details, refer to the Offer document.

C	Some of my/our Ordinary Shares

If you wish to tender only some of your Ordinary Shares, insert the number of Ordinary Shares you wish to sell.

D	Signature(s)

You must sign the form as follows in the space provided:

Joint holding:	where the holding is in more than one name all of the securityholders must sign.

Power of Attorney:	to sign under Power of Attorney, you must have already provided this document to Computershare. Alternatively, attach a certified copy of the Power of Attorney to this form when you return it.

Deceased Estate:	all executors must sign and, if not already noted by Computershare, a certified copy of Probate or Letters of Administration must accompany this form.

Companies:	this form may be executed in accordance with section 127 of the Australian Corporations Act 2001 (or other applicable laws) or the company’s formation document or signed by an authorized officer or attorney of the company. Delete titles as applicable.

E	Contact Details

Enter your contact details. These are not required but will assist us if we need to contact you.

This is an important document and requires your immediate attention. If you are in any doubt about how to deal with it, please consult your financial or other professional advisor. For further information, call the Ansell Information Agent at 1 800 506 7187.

2. Tendering Acceptance

Acceptance Forms must be received at the Melbourne office of Computershare Investor Services Pty Limited by no later than 1.00am, New York time, or 5.00pm, Melbourne, Australia time, on Friday 12 November 2004.

Return the Acceptance Form:

By mail to: Ansell Share Registry Computershare Investor Services Pty Limited GPO Box 52 MELBOURNE VIC 8060 AUSTRALIA	OR	In person to: Computershare Investor Services Pty Limited Yarra Falls 452 Johnston Street ABBOTSFORD VIC 3067 AUSTRALIA	OR	By facsimile to: Computershare Investor Services Pty Limited Facsimile +61 3 9473 2471

3. Offer

By signing and returning this Acceptance Form, I/we, the registered holder/s of the Ordinary Shares shown on the reverse:

(a)	agree that I/we will sell and Ansell Limited will buy from me/us the number of Ordinary Shares determined in accordance with the terms of the Offer (which may be fewer than the number of Ordinary Shares for which I/we have accepted the offer);

(b)	warrant to Ansell Limited that, I/we am/are the holder(s) of the Ordinary Shares which I/we have agreed to sell and those Ordinary Shares are and will be free from any mortgage, charge, lien or other encumbrance (whether legal or equitable) or any third party rights;

(c)	irrevocably authorize Ansell Limited (or its officers or agents) to correct any error in or omission from my/our Acceptance Form and to complete the Acceptance Form by the insertion of any necessary details;

(d)	agree and acknowledge that, I/we are bound by the terms and conditions of the Offer which are set out in the accompanying Offer to Purchase including, without limitation, not to sell so many Ordinary Shares as would reduce my/our shareholding below the number of Ordinary Shares for which I/we have agreed to sell, and I/we have read and understood those terms and conditions;

(e)	agree that I/we have read and understood the terms and conditions of the Offer.

(f)	agree that if I/we breach any of the agreements in clauses (a) to (e) above, I/we will indemnify Ansell Limited for all its costs and losses arising from the breach.

Where this document is signed under power of attorney, the attorney declares that the attorney has no notice of the revocation of the power or the death of the donor of the power.

Where this document is signed by or on behalf of a company, the company represents that the company has signed the form in accordance with the company’s formation document and the Australian Corporations Act 2001 (or other applicable laws).

4. Treatment of Acceptances

Ansell Limited may treat any tender as satisfying the requirements for valid Acceptance within the terms of the Offer or disregard the tender (in whole or in part), as it determines appropriate.

Please return the completed Acceptance Form as soon as possible so as to reach Computershare Investor Services Pty Limited no later than 1.00am, New York time, or 5.00pm, Melbourne, Australia time, on Friday 12 November 2004.

5. Privacy Statement

Personal information is collected on this form by Computershare Investor Services Pty Limited (“CIS”), as registrar for securities issuers (“the issuer”), for the purpose of maintaining registers of securityholders, facilitating purchase price payments and other corporate actions and communications. Your personal information may be disclosed to our related bodies corporate, to external service companies such as print or mail service providers, or as otherwise required or permitted by law. If you would like details of your personal information held by CIS, or you would like to correct information that is inaccurate, incorrect or out of date, please contact CIS. In accordance with the Australian Corporations Act 2001, you may be sent material (including marketing material) approved by the issuer in addition to general corporate communications. You may elect not to receive marketing material by contacting CIS. You can contact CIS using the details provided on the front of this form or E-mail privacy@computershare.com.au

If you have any enquiries concerning your Securityholding please contact the Ansell Information Agent by telephone at 1 800 506 7187.

This form may not be used to effect an address change. Please call 1 800 506 7187 for an appropriate form, or download a Change of Address Notification form from www.computershare.com.

Please return the completed form to the address opposite:	Computershare Investor Services Pty Limited GPO Box 52 Melbourne Victoria 8060 AUSTRALIA

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